EXHIBIT 10.3

RED HAT, INC.

Red Hat, Inc. 2004 Long-Term Incentive Plan, as amended and restated

Performance Share Unit Agreement (Operating Performance Form)

Cover Sheet

This Agreement evidences the grant by Red Hat, Inc., a Delaware corporation (the “Company”), on the date set forth below (the “Grant Date”) to the person named below (the “Participant”) of a Performance Share Unit Award (the “Award”) of the target number of performance share units listed below (“Target Performance Share Units”) up to the maximum number of performance share units listed below (“Maximum Performance Share Units”) for the Performance Period listed below (the “Performance Period”). Each unit ultimately earned (a “Performance Share Unit”) represents the right to receive one share of the Company’s common stock, $.0001 par value per share (“Common Stock”), or the value of such Share. This Award is subject to the terms and conditions specified in the Red Hat, Inc. 2004 Long-Term Incentive Plan, as amended and restated, (the “Plan”) and in this Agreement, consisting of this Cover Sheet, the attached Exhibit A and Appendix A thereto.

Participant Name:	<PARTICIPANT NAME>
Grant Date:	<GRANT DATE>
Performance Period:	3 years, beginning on the first day of the fiscal year in which the Grant Date occurs
Number of Target Performance Share Units:	<Number of shares>
Number of Maximum Performance Share Units:	200% of Target Performance Share Units

RED HAT, INC.
100 East Davie Street
Raleigh, North Carolina 27601

By:
(electronically accepted)	Name:
<PARTICIPANT NAME>	Title:

By accepting this Award, the Participant hereby (i) acknowledges that a copy of the Plan and a copy of the Plan prospectus have been delivered to the Participant and additional copies thereof are available upon request from the Company’s Equity Compensation Department and can also be accessed electronically, (ii) acknowledges receipt of a copy of this Cover Sheet, and Exhibit A and Appendix A thereto (collectively, the “Agreement”) and accepts the Award subject to all the

Form of Operating PSU Award Agreement (approved May 6, 2018)

terms and conditions of the Plan and the Agreement, (iii) represents that the Participant has read and understands the Plan, the Plan prospectus and the Agreement, and (iv) acknowledges that there are tax consequences related to the Award and that the Participant should consult a tax advisor to determine his or her actual tax consequences. The Participant must accept this Award electronically, within thirty (30) days following notification of the grant, pursuant to the online acceptance procedure established by the Company; otherwise, the Company may, in its sole discretion, rescind the Award in its entirety.

Form of Operating PSU Agreement (approved May 6, 2018)

EXHIBIT A

RED HAT, INC.

Red Hat, Inc. 2004 Long-Term Incentive Plan, as amended and restated

Performance Share Unit Agreement (Operating Performance Form)

Terms and Conditions

1.	Grant of Performance Share Units.
The Award is granted pursuant to and is subject to and governed by the Plan and the terms of this Agreement. Unless otherwise defined in this Agreement, capitalized terms used herein shall have the same meaning as in the Plan. The shares of Common Stock that are issuable after the Performance Share Units have been earned are referred to in this Agreement as “Shares.” The Performance Share Units shall be granted to the Participant without payment of consideration.
The Performance Period consists of two separate performance segments for which performance goals are measured. The first segment measures performance at the end of the second fiscal year within the Performance Period against performance in the Base Fiscal Year (as defined below). The second segment measures performance at the end of the third fiscal year of the Performance Period against performance in the Base Fiscal Year.

2.	Range of Earned Performance Share Units.
Depending on the Company’s financial performance as provided in Section 3, the Participant may earn up to the number of Performance Share Units (between zero and 200% of the Target Performance Share Units). The number of Performance Share Units earned will be determined based on a comparison of the Company’s performance during each performance segment with respect to the performance goals set forth in Section 3 (the “Performance Goals”) to the performance of the peer group companies (the “Peer Group”) designated in Section 3 during that performance segment with respect to the same Performance Goals, all as further described herein. For the avoidance of doubt, no more than the number of Maximum Performance Share Units may be earned under this Award.

3.	Determination of Earned Performance Share Units.
(a)Performance Goals. The performance goals are Percentage Revenue Growth and Percentage Operating Income Growth. For purposes of this Agreement:
(i) “Base Fiscal Year” for each member (“Peer”) of the Peer Group and for the Company (each, an “Entity”) means its full fiscal year that ends immediately before the beginning of the Performance Period;

Form of Operating PSU Agreement (approved May 6, 2018)

(ii)“Operating Income” means operating income, excluding items that are unusual in nature or infrequently occurring or both and the cumulative effect of changes in applicable tax and accounting rules only if and to the extent any such item is separately disclosed in the applicable Entity’s consolidated income statement and attendant footnotes;
(iii)“First Measuring Segment” for each Entity means its full fiscal year that ends with or immediately precedes the end of the Company’s second fiscal year within the Performance Period;
(iv)“Second Measuring Segment” for each Entity means its full fiscal year that ends with or immediately precedes the end of the Company’s third fiscal year within the Performance Period;
(v)“Percentage Operating Income Growth” for each Entity is determined by dividing (A) the difference between (x) Operating Income for such Entity’s First or Second Measuring Segment, as applicable, and (y) Operating Income for such Entity’s Base Fiscal Year, by (B) the amount in clause (y);
(vi)“Percentage Revenue Growth” for each Entity is determined by dividing (A) the difference between (x) Revenue for such Entity’s First or Second Measuring Segment, as applicable, and (y) Revenue for such Entity’s Base Fiscal Year by (B) the amount in clause (y); and
(vii)“Revenue” means gross revenue as such item is disclosed in the applicable Entity’s consolidated income statement and attendant footnotes.
(viii)“Operating Loss” means a loss from operations as such item is disclosed in the applicable Entity’s consolidated income statement and attendant footnotes.
The elements of each Performance Goal shall be as identified in the financial statements, notes to the financial statements, management’s discussions and analysis, or other filings of the applicable Entity with the Securities and Exchange Commission.
(b)Peer Group. The Peer Group consists of the companies listed on Appendix B (each individually, a “Peer”). If any Peer ceases to be a public company during any applicable Measuring Segment (whether by acquisition, merger, consolidation, liquidation or otherwise), such Peer shall be treated as if it were not a Peer for such Measuring Segment and the remaining Measuring Segment (if any) in the Performance Period. If any Peer fails to file its annual audited financial statements with the Securities and Exchange Commission by April 15 following the end of the applicable Measuring Segment, it shall be treated as if it was not a Peer for such Measuring Segment. If any Peer reports an Operating Loss for its Base Fiscal Year or for any Measuring Segment (after adjustments permitted under Section 3(a)(ii)), such Peer shall be treated as if it were not a Peer for purposes of determining the Company’s performance with respect to Percentage Operating Income Growth for such Measuring Segment in the Performance Period (but such Peer shall be treated as a Peer with respect to Percentage Revenue Growth).

Form of Operating PSU Agreement (approved May 6, 2018)

(c)Earned Performance Share Units.
(i)Determining Company Performance. Following the end of each Measuring Segment in the Performance Period, the Company’s performance with respect to each of the Performance Goals shall be compared to that of the Peer Group. The Company’s percentile rank with respect to each Performance Goal shall be equal to the result of dividing (a) by (b), where (a) is the number corresponding to the Company’s numerical rank in the group consisting of the Company and the Peer Group and listed in descending order of Percentage Revenue Growth or Percentage Operating Income Growth, whichever is being measured in respect of such Measuring Segment (e.g., if the Company ranks seventh with respect to the Performance Goal calculated in respect of a Measuring Segment then the number for this purpose would be 7), and (b) is the number equal to the number of companies in the Peer Group for such Measuring Segment plus one (e.g., if there are 16 companies in the Peer Group for a Measuring Segment then the number for this purpose would be 17). The percentile rank for each Performance Goal shall then be averaged, taking each into account equally (resulting in the “Average Percentile Rank”).
(ii)Maximum Performance Share Units Earned. Up to fifty percent (50%) of the Maximum Performance Share Units may be earned in respect of the first performance segment in the Performance Period; and up to one hundred percent (100%) of the Maximum Performance Share Units may be earned in respect of the second performance segment in the Performance Period (less amounts earned in respect of the first performance segment).
(iii)Determining Performance Share Units Earned. The number of earned Performance Share Units shall be calculated by multiplying (a) times (b), and that product times (c), and that product less (d), where (a) is the payout percentage as determined under the following table based on the Company’s Average Percentile Rank calculated in respect of a performance segment, (b) is the maximum percentage of the Maximum Performance Share Units that may be earned as determined pursuant to Subparagraph 3(c)(ii) in respect of the performance segment in question, (c) is the number of Target Performance Share Units, and (d) is the number of Performance Share Units earned in respect of the first performance segment. The number of Shares distributed will equal the number of Performance Share Units earned under this provision.

Percentile Rank	Payout Percentage
25% or less	200%
30%	175%
35%	150%
40%	125%
45%	110%
50%	100%
55%	90%
60%	75%

Form of Operating PSU Agreement (approved May 6, 2018)

65%	50%
70%	25%
More than 70%	0%

For purposes of this determination, the Average Percentile Rank for each Measuring Segment shall be rounded to three decimal points. If the Average Percentile Rank is between two stated percentages above, the Payout Percentage will be prorated accordingly.

4.	Cessation of Business Relationship.
(a)Continuous Service Relationship. If the Participant’s continuous service to the Company or one of its Affiliates as an Employee or Director (a “Business Relationship”) ceases for any reason prior to the last day of the Performance Period, the Performance Share Units that were not earned as of the date of such cessation of a Business Relationship will be forfeited, except as provided in this Section 4 or Appendix A. The Participant’s Business Relationship shall be deemed to have ceased on the last day of active service to the Company or an Affiliate. For purposes hereof, a Business Relationship may not be considered as having ceased during any leave of absence, at the discretion of the Committee, if such leave of absence has been approved in writing by the Company. Any change in the type of Business Relationship the Participant has within or among the Company and its Affiliates shall not result in the forfeiture of the Performance Share Units so long as the Participant continuously maintains a Business Relationship.
(b)Death or Disability. In the event the Participant’s Business Relationship ceases by reason of death or Disability, the Participant (or the Participant’s Beneficiary in the event of the Participant’s death) shall be entitled to payment of a pro rata portion of the earned Performance Share Units for the performance segment in which the Business Relationship ceased, based on the number of days elapsed in such performance segment prior to the cessation of the Business Relationship and the Company’s Average Percentile Rank in respect of such performance segment. Any Shares in respect of Performance Share Units earned pursuant to the previous sentence shall be paid to the Participant (or the Participant’s Beneficiary in the event of the Participant’s death) at the same time that the Shares are delivered to other holders of this type of Award for the applicable performance segment in which the cessation of Business Relationship occurs, which timing shall be pursuant to the terms of this Agreement.
(c)Cessation without Good Cause. In the event the Participant’s Business Relationship ceases by reason of the Company’s termination of the Participant without Good Cause (as defined in Appendix A), the Participant shall be entitled to payment of a pro rata portion of the earned Performance Share Units for the performance segment in which the Business Relationship ceased, based on the number of days elapsed in such performance segment prior to the cessation of the Business Relationship and the Company’s Average Percentile Rank in respect of such performance segment. Any Shares in respect of Performance Share Units earned pursuant to the previous sentence shall be paid to the Participant at the same time that the Shares are delivered to other holders of this type of Award for the applicable performance segment in which the cessation of Business Relationship occurs, which timing shall be pursuant to the terms of this Agreement.

Form of Operating PSU Agreement (approved May 6, 2018)

(d)Definitions. For purposes of this Section:
(i)    “Beneficiary” shall mean the last person or persons designated by the Participant as his or her beneficiary in writing prior to the Participant’s death. If no such person survives the Participant, the Beneficiary shall be the Participant’s estate.

(ii)    “Disability” shall mean that as a result of accidental bodily injury, sickness, mental illness, substance abuse or pregnancy, the Participant is expected for a period of twenty-four (24) months thereafter (i) to be prevented from performing one or more of the essential duties of the Participant’s occupation, (ii) to have monthly earnings of less than eighty percent (80%) of the Participant’s pre-Disability earnings, and (iii) to be under the regular care of a physician. For purposes of this Agreement a duty is essential if it is substantial, not incidental, is fundamental or inherent to the Participant’s occupation and cannot be reasonably omitted or changed; to be at work for the number of hours in the Participant’s regularly scheduled work week is also an essential duty. The Committee may require such proof of Disability as the Committee in its sole and absolute discretion deems appropriate and the Committee’s determination as to whether the Participant has incurred a Disability shall be final and binding on all parties concerned.

5.	Payment.
(a)Within 60 days following the Committee’s certification in writing of the Performance Share Units earned, but in no event later than the 15th day of the third month of the year following the later of the calendar year or the Company’s taxable year, in each case, with respect to which the Performance Share Units were earned, the Company shall distribute to the Participant (or to the Participant’s Beneficiary in the event of death) the Shares represented by Performance Share Units (or Restricted Stock as defined in Appendix A) that were earned (or vested in the case of Restricted Stock), reduced by the number of Shares (if any) that are withheld from the Award for the payment of Tax-Related Items (as defined in Section 12 hereof) and upon the satisfaction of all other applicable conditions as to the Performance Share Units; provided, however, that the Shares may be distributed following the date contemplated in this Section to the extent permitted under Section 409A of the Code without the payment becoming subject to, and being treated as “nonqualified deferred compensation” within the meaning of Section 409A of the Code (such as where the Company reasonably anticipates that the payment will violate federal securities laws or other applicable laws). Payment of any earned Performance Share Units (or vested Restricted Stock) shall be made in whole Shares. Earned Performance Share Units (or vested Restricted Stock) shall be rounded up to the nearest whole Share.
(b)The Company shall not be obligated to issue Shares to the Participant upon the earning of any Performance Share Units (or vesting of any Restricted Stock or otherwise) unless the issuance and delivery of such Shares shall comply with all relevant provisions of law and other legal requirements including, without limitation, any applicable federal, state or foreign securities laws, any applicable Tax-Related Items and the requirements of any stock exchange upon which Shares may be listed.

Form of Operating PSU Agreement (approved May 6, 2018)

(c)Anything in the foregoing to the contrary notwithstanding, Performance Share Units granted under this Agreement may be suspended, delayed or otherwise deferred for any of the reasons contemplated in Sections 4 and 5 only to the extent such suspension, delay or deferral is permitted under U.S. Treas. Reg. §§1.409A-2(b)(7), 1.409A-1(b)(4)(ii) or successor provisions, or as otherwise permitted under Section 409A of the Code.
6.Option of Company to Deliver Cash.
Notwithstanding any of the other provisions of this Agreement, at the time when any Performance Share Units (or Restricted Stock) are payable pursuant to Sections 5 or 11, the Company may elect, in the sole discretion of the Committee, to deliver to the Participant in lieu of the Shares represented by Performance Share Units (or Restricted Stock) that are then payable an equivalent amount of cash (determined by reference to the closing price of the Shares on the principal exchange on which the Shares trade on the applicable payment date or if such date is not a trading date, on the most recent preceding trading date). Such payments shall be made no later than the deadline set forth in Section 5(a) hereof. If the Company elects to deliver cash to the Participant, the Company is authorized to retain such amount as is sufficient to satisfy the withholding of Tax-Related Items (as defined in Section 12 hereof).

7.	Restrictions on Transfer.
(a)The Participant shall not sell, assign, transfer, pledge, hypothecate or otherwise encumber or dispose of any Performance Share Units (or Restricted Stock), either voluntarily or by operation of law. Any attempt to dispose of any Performance Share Units (or Restricted Stock) in contravention of the above restriction shall be null and void and without effect.
(b)The Company shall not be required (i) to transfer on its books any of the Performance Share Units (or Restricted Stock) which have been transferred in violation of any of the provisions set forth herein or (ii) to treat as the owner of such Performance Share Units (or Restricted Stock) any transferee to whom such Performance Share Units have been transferred in violation of any of the provisions contained herein.
8.No Obligation to Continue Business Relationship. Neither the Plan, this Agreement, nor the grant of the Performance Share Units imposes any obligation on the Company or its Affiliates to have or continue a Business Relationship with the Participant.
9.No Rights as Stockholder. The Performance Share Units represent an unfunded, unsecured promise by the Company to deliver Shares or the value thereof in accordance with the terms of this Agreement. The Participant shall have no rights as a stockholder with respect to the Shares underlying the Performance Share Units. The Participant shall have no right to vote or receive dividends with respect to any Shares underlying the Performance Share Units unless and until such Shares are distributed to the Participant or converted into Restricted Stock as provided in Appendix A.
10.Adjustments for Capital Changes. The Plan contains provisions covering the treatment of Performance Share Units (and Restricted Stock) in a number of contingencies such as stock splits and mergers. Provisions in the Plan for such adjustments are hereby made applicable hereunder and are incorporated herein by reference.

Form of Operating PSU Agreement (approved May 6, 2018)

11.Change in Control. Provisions regarding a Change in Control are set forth in Appendix A.
12.Withholding Taxes.
(a)Regardless of any action the Company and/or the Affiliate employing the Participant (the “Employer”) take with respect to any or all income tax (including U.S. federal, state and local tax and/or non-U.S. tax), social insurance, payroll tax or other tax-related items (“Tax-Related Items”), the Participant hereby acknowledges that the ultimate liability for all Tax-Related Items legally due by the Participant with respect to the Participant’s Award of Performance Share Units, earning of the Performance Share Units, or the issuance of Shares (or payment of cash) in settlement of earned Performance Share Units is and remains the Participant’s responsibility and that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Performance Share Units, including the award of the Performance Share Units, the earning of the Performance Share Units (or vesting of Restricted Stock), the issuance of Shares (or payment of cash) in settlement of the Performance Share Units, the subsequent sale of Shares acquired at earning and the receipt of any dividends and or Dividend Equivalents; and (ii) do not commit to structure the terms of the Award or any aspect of the Performance Share Units to reduce or eliminate the Participant’s liability for Tax-Related Items.
(b)Prior to the relevant tax withholding event, as applicable, the Participant shall pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all withholding obligations of the Company and/or the Employer with respect to Tax-Related Items. In this regard, the Participant hereby authorizes the Company and/or the Employer, in their sole discretion and without any notice to or authorization by the Participant, to withhold from the Shares being distributed under this Award upon the determination of earned Performance Share Units that number of whole Shares the fair market value of which (determined by reference to the closing price of the Common Stock on the principal exchange on which the Common Stock trades on the date the withholding obligation arises, or if such date is not a trading date, on the most recent preceding trading date) is equal to the aggregate withholding obligation as determined by the Company and/or Employer with respect to such Award, provided that the Company only withholds the number of Shares necessary to satisfy the minimum withholding obligation amount. If the Company satisfies the withholding obligation for Tax-Related Items by withholding a number of Shares being distributed under the Award as described above, the Participant hereby acknowledges that the Participant is deemed to have been issued the full number of Shares subject to the Award of Performance Share Units (or the Restricted Stock), notwithstanding that a number of the Shares is held back solely for the purpose of paying the Tax-Related Items due as a result of the Award, earning and/or settlement of the Performance Share Units (or vesting of Restricted Stock). In the event the Tax-Related Items withholding obligation would result in a fractional number of Shares to be withheld by the Company, such number of Shares to be withheld shall be rounded up to the next nearest number of whole Shares. If, solely due to rounding of Shares, the value of the number of Shares retained by the Company pursuant to this provision is more than the amount required to be withheld, then the Company may pay such excess amount to the relevant tax authority as additional withholding with respect to the Participant.

Form of Operating PSU Agreement (approved May 6, 2018)

(c)Alternatively, or in addition, the Company may (i) only to the extent and in the manner permitted by all applicable securities laws, including making any necessary securities registration or taking any other necessary actions, instruct the broker whom it has selected for this purpose to sell on the Participant’s behalf, the Shares to be issued upon the earning or settlement, as applicable, of the Participant’s Performance Share Units (or vesting of Restricted Stock) to meet the withholding obligation for Tax-Related Items, and/or (ii) withhold all applicable Tax-Related Items legally payable by Participant from Participant’s wages or other cash compensation paid to Participant by the Company and/or the Employer.
(d)Finally, the Participant hereby acknowledges that the Participant is required to pay to the Employer any amount of Tax-Related Items that the Employer may be required to withhold as a result of the Participant’s Award of Performance Share Units, earning of the Performance Share Units (or vesting of Restricted Stock), or the issuance of Shares (or payment of cash) in settlement of earned Performance Share Units (or vested Restricted Stock) that cannot be satisfied by the means previously described. The Participant hereby acknowledges that the Company may refuse to deliver the Shares in settlement of the earned Performance Share Units (or vested Restricted Stock) to the Participant if the Participant fails to comply with the Participant’s obligations in connection with the Tax-Related Items as described in this Section. The Participant shall have no further rights with respect to any Shares that are retained by the Company pursuant to this provision, and under no circumstances will the Company be required to issue any fractional Shares.
(e)The Participant has reviewed and understands the tax withholding and payment obligations as set forth in this Agreement and understands that the Company is not providing any tax advice and that the Participant should consult with Participant’s own tax advisors on the U.S. federal, state, foreign and local tax and non-U.S. tax consequences of the receipt of this Award and/or the transactions contemplated by this Agreement.
13.Nature of Grant. In accepting the Performance Share Units, Participant acknowledges that: (a) the grant of the Performance Share Units is voluntary and occasional and does not create any contractual or other right to receive future grants of Performance Share Units, or benefits in lieu of Performance Share Units even if Performance Share Units have been granted repeatedly in the past; (b) all decisions with respect to future awards of Performance Share Units, if any, will be at the sole discretion of the Company; (c) the future value of the underlying Shares is unknown and cannot be predicted with certainty; (d) in consideration of the award of Performance Share Units, no claim or entitlement to compensation or damages shall arise from termination of the Performance Share Units or any diminution in value of the Performance Share Units or Shares received when the Performance Share Units are earned resulting from the Participant’s termination of employment by the Company or any Affiliate (for any reason whatsoever and whether or not in breach of local employment laws), and Participant irrevocably releases the Company and/or the Affiliate from any such claim that may arise; (e) in the event of involuntary termination of Participant’s employment (whether or not in breach of local employment laws), Participant’s right to receive Performance Share Units and vesting under the Plan, if any, will terminate effective as of the date that Participant is no longer actively employed and will not be extended by any notice period mandated under local law or contract, and the Company shall have the exclusive discretion to determine when Participant is no longer actively employed for purposes of the Performance Share Units; (f) the Company is not providing any

Form of Operating PSU Agreement (approved May 6, 2018)

tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan, or Participant’s acquisition or sale of the underlying Shares; and (g) Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding Participant’s participation in the Plan before taking any action related to the Plan.
14.Data Privacy. The Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Participant’s personal data as described in this Agreement and any other Award materials by and among, as applicable, the Employer, the Company, and any Affiliate for the purpose of implementing, administering and managing the Participant’s participation in the Plan.
The Participant understands that the Company and the Employer may hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, e-mail address, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company or any Affiliate, details of all Performance Stock Units or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor (“Personal Data”), for the purpose of implementing, administering and managing the Plan.
The Participant understands that Personal Data will be transferred to any stock plan service provider which is, presently or in the future, assisting the Company with the implementation, administration and management of the Plan. The Participant understands that these recipients of Personal Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than the Participant’s country. The Participant understands that he or she may request a list with the names and addresses of any potential recipients of Personal Data by contacting the Participant’s local human resources representative. The Participant authorizes the Company and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer Personal Data, in electronic or other form, for the purpose of implementing, administering and managing the Participant’s participation in the Plan, including any requisite transfer of such Personal Data as may be required to a broker or other third party with whom the Participant may elect to deposit any Shares received upon vesting of the Performance Stock Units. The Participant understands that Personal Data will be held as long as is necessary to implement, administer and manage the Participant’s participation in the Plan. The Participant understands that he or she may, at any time, view Personal Data, request additional information about the storage and processing of Personal Data, require any necessary amendments to Personal Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Participant’s local human resources representative. Further, the Participant understands that he or she is providing the consents herein on a purely voluntary basis. If the Participant does not consent, or if the Participant later seeks to withdraw his or her consent, his or her employment status or service with the Company or the Employer will not be adversely affected; the only adverse consequence of refusing or withdrawing the Participant’s consent is that the Company would not be able to grant the Participant Performance Stock Units or other equity awards or to administer or

Form of Operating PSU Agreement (approved May 6, 2018)

maintain Performance Stock Units or other equity awards granted to the Participant prior or subsequent to such refusal or withdrawal. Therefore, the Participant understands that refusal or withdrawal of consent may affect the Participant’s ability to participate in the Plan. For more information on the consequences of the Participant’s refusal to consent or withdrawal of consent, the Participant understands that he or she may contact his or her local human resources representative.
15.Miscellaneous.
(a)Notices. All notices hereunder shall be in writing and shall be deemed given when sent by certified or registered mail, postage prepaid, return receipt requested, if to the Participant, to the address set forth on the cover sheet or at the most recent address shown on the records of the Company, and if to the Company, to the Company’s principal office, attention of the Corporate Secretary.
(b)Entire Agreement; Modification. This Agreement (including the cover sheet) and the Plan constitute the entire agreement between the parties relative to the subject matter hereof, and supersede all other communications between the parties relating to the subject matter of this Agreement. This Agreement may be modified, amended or rescinded by the Company as it shall deem advisable, subject to any requirement for stockholder approval imposed by applicable law, the Plan or other applicable rules, including, without limitation, the rules of the stock exchange on which the Shares are listed; provided that, no amendment or modification of this Agreement shall materially impair the rights of any Participant without such Participant's consent. Notwithstanding the foregoing provision, no such consent shall be required with respect to any amendment or modification if the Committee determines in its sole discretion that (i) such amendment or modification is not reasonably likely to significantly reduce the benefits provided under the Award or that the Participant has received adequate compensation for any such reduction, or (ii) such amendment or modification, including cancellation of the Award granted under this Agreement, is necessary or advisable in order to comply with, or avoid, adverse consequences due to changes in the laws or rules applicable to the Company or the Participant that the Company considers significant. Notwithstanding the foregoing, in the event of a Change in Control, amendments or modifications, including cancellation of the Award granted under this Agreement pursuant to 15(b)(ii), shall not be permitted except as provided for in Appendix A of this Agreement.
(c)Plan Governs. This Agreement is subject to all terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan will govern.
(d)Severability. The invalidity, illegality or unenforceability of any provision of this Agreement shall in no way affect the validity, legality or enforceability of any other provision.
(e)Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the heirs, legatees, distributees, executors and administrators of the Participant and the successors and assigns of the Company.

Form of Operating PSU Agreement (approved May 6, 2018)

(f)Participant’s Acceptance. The Participant is urged to read this Agreement carefully and to consult with his or her own legal counsel regarding the terms and consequences of this Agreement and the legal and binding effect of this Agreement. By virtue of his or her acceptance of this Agreement, the Participant is deemed to have accepted and agreed to all of the terms and conditions of this Award and the provisions of the Plan, including as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan or this Award.
(g)Section 409A. This Agreement, the Performance Share Units and payments made pursuant to this Agreement are intended to comply with or qualify for an exemption from the requirements of Section 409A of the Code (“Section 409A”) and shall be construed consistently therewith and shall be interpreted in a manner consistent with that intention. Terms defined in the Agreement shall have the meanings given such terms under Section 409A if and to the extent required to comply with Section 409A. Notwithstanding any other provision of this Agreement, the Company reserves the right, to the extent the Company deems necessary or advisable, in its sole discretion, to unilaterally amend the Plan and/or this Agreement to ensure that all Performance Share Units are awarded in a manner that qualifies for exemption from or complies with Section 409A, provided, however, that the Company makes no undertaking to preclude Section 409A from applying to this Award of Performance Share Units. Any payments described in this Section 15(g) that are required to be paid within the “short term deferral period” as defined in Section 409A shall not be treated as deferred compensation unless applicable law requires otherwise. If and to the extent any portion of any payment, compensation or other benefit provided to the Participant in connection with his or her employment termination is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Participant is a specified employee as defined in Section 409A(a)(2)(B)(i) of the Code, as determined by the Company in accordance with its procedures, by which determination the Participant hereby agrees that he or she is bound, such portion of the payment, compensation or other benefit shall not be paid before the day that is six months plus one day after the date of separation from service (as determined under Section 409A (the “New Payment Date”)), except as Section 409A may then permit. The aggregate of any payments that otherwise would have been paid to the Participant during the period between the date of separation from service and the New Payment Date shall be paid to the Participant in a lump sum on such New Payment Date, and any remaining payments will be paid on their original schedule. Notwithstanding the foregoing, the Company, its Affiliates, Directors, officers and agents shall have no liability to a Participant, or any other party, if an Award that is intended to be exempt from, or compliant with, Section 409A is not so exempt or compliant, or for any action taken by the Committee or its delegates.
(h)Governing Law/Choice of Venue. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware, without giving effect to the principles of the conflicts of laws thereof. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties, evidenced by this Award or the Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of North Carolina and agree that such litigation shall be conducted only in the courts of Wake County, North Carolina, or the federal courts for the United States for the Tenth District of North Carolina, and no other courts, where this Award is made and/or to be performed.

Form of Operating PSU Agreement (approved May 6, 2018)

(i)Administrator Authority. The Committee will have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Performance Share Units (or Restricted Stock) have been earned (or vested in the case of Restricted Stock). All actions taken and all interpretations and determinations made by the Committee in good faith will be final and binding upon Participant, the Company and all other interested persons.

Form of Operating PSU Agreement (approved May 6, 2018)

APPENDIX A
Performance Share Unit Agreement (Operating Performance Form)
Change in Control Provisions

(a)    Notwithstanding anything contained herein to the contrary, in the event of a Change in Control and provided the Participant’s Business Relationship with the Company or Affiliate has not ceased, either (i) this Agreement will be continued, assumed, converted, or substituted for (consistent with paragraph (c) below) immediately following a Change in Control using restricted stock (the “Restricted Stock”) of the Company, Parent Corporation or Surviving Corporation (the latter two terms as defined in the Plan) and subject to the vesting schedule in paragraph (b) below or (ii) all of the Shares underlying the Performance Share Unit award that have not previously been paid or earned shall be treated as earned according to the next sentence and shall be paid out in a single lump sum within 45 days following the Change in Control. Any conversion under clause (i) or determination of earned Performance Share Units under clause (ii) shall be at the Target Performance Share Unit level if the Change in Control occurs in the first performance segment and at the Actual Performance Share Unit Level (as defined below) if the Change in Control occurs in the second performance segment. “Actual Performance Share Unit Level” means the number of Performance Share Units that would have been earned (if any) if the second performance segment had ended on the last day of the most recently completed fiscal quarter before the date that the Change in Control occurred. The Committee shall determine the actions under this paragraph (a).

(b)    The Restricted Stock shall become vested (measuring vesting years from the Grant Date of the Performance Share Units) in accordance with the following schedule to the extent that the end of the applicable year in the Performance Period has not occurred as of the date of the Change in Control provided that the Participant’s Business Relationship continues as of the applicable year end:

End of Year	Vested Percentage

1	25%
2	50%
3	100%

If the Participant’s employment with the Company or Affiliate is terminated by the Company without Good Cause, by the Participant for Good Reason, or by reason of the Participant’s death or Disability within 12 months following such Change in Control, all of the Restricted Stock shall become fully vested on such termination.

(c)    For purposes of this Appendix A, this Agreement shall be considered to be continued, assumed, converted or substituted for:
(i)if there is no change in the number of outstanding shares of Common Stock of the Company and the Change in Control does not result from the consummation of a merger, consolidation, statutory share exchange, reorganization or similar form of

Form of Operating PSU Agreement (approved May 6, 2018)

corporate transaction, and there are no changes to the terms and conditions of this Agreement that materially and adversely affect this Agreement; or
(ii)if there is a change in the number of such outstanding shares of Common Stock of the Company and/or the Change in Control does result from the consummation of a merger, consolidation, statutory share exchange, reorganization or similar form of corporate transaction:

A.
the Performance Share Units, Shares deliverable pursuant to the Performance Share Units and Restricted Stock, as provided in this Appendix A, are adjusted (x) if the shares of Common Stock of the Company are exchanged solely for the common stock of the Parent Corporation or, if there is no Parent Corporation, the Surviving Corporation (as such terms are defined in the definition of “Change in Control” found in the Plan) in a manner which is not materially less favorable than the adjustments made in such transaction to the other outstanding shares of Common Stock of the Company, or (y) otherwise, based on the ratio on the day immediately prior to the date of the Change in Control of the Fair Market Value of one share of common stock of the Parent Corporation or, if there is no Parent Corporation, the Surviving Corporation, to the Fair Market Value of one share of Common Stock of the Company;

B.
if applicable, the Performance Share Units are converted into an award pursuant to which the common stock of the Parent Corporation or, if there is no Parent Corporation, the Surviving Corporation (as such terms are defined in the definition of “Change in Control” found in the Plan) are deliverable; and

C.	there are no other changes to the terms and conditions of this grant that materially and adversely affect this grant.
(d)    For purposes of this Agreement, the following terms shall have the assigned meanings:
(i)“Change in Control” shall have the meaning assigned to it in the Plan.
(ii)“Good Cause” means conduct involving one or more of the following:

A.	the conviction of Participant of, or plea of guilty or nolo contendere by the Participant to, a felony;

B.	the willful misconduct by Participant resulting in material harm to the Company;

C.	fraud, embezzlement, theft or dishonesty by Participant against the Company or any Affiliate or repeated and continued failure to perform Participant’s duties with the Company after written notice

Form of Operating PSU Agreement (approved May 6, 2018)

of such failure to perform resulting in any case in material harm to the Company; or

D.	the Participant’s material breach of any term of confidentiality and/or non-competition agreements.
(iii)“Good Reason” means:

A.	a reduction by the Company or its successor of more than 10% in the Participant’s rate of annual base salary as in effect immediately prior to such Change in Control;

B.	a reduction by the Company or its successor of more than 10% of the Participant’s individual annual target bonus opportunity;

C.
a significant and substantial reduction of the Participant’s responsibilities and authority, as compared with the Participant’s responsibilities and authority in effect immediately preceding the Change in Control; or a material adverse change in the Participant’s reporting relationship as compared with the Participant’s reporting relationship in effect immediately in effect prior to the Change in Control; or

D.
any requirement of the Company that the Participant be based anywhere more than fifty (50) miles from the Participant’s primary office location at the time of the Change in Control and in a new office location that is a greater distance from the Participant’s principal residence at the time of the Change in Control than the distance from the Participant’s principal residence to the Participant’s primary office location at the time of the Change in Control.

Form of Operating PSU Agreement (approved May 6, 2018)

APPENDIX B
[Insert Peer Group List]

Form of Operating PSU Agreement (approved May 6, 2018)